Exhibit 99.1

Wecast Raises $2 million USD in Private Placement

Wecast Network, Inc. (NASDAQ: WCST) (“Wecast” or the “Company” or “WCST”)"Company"), announced today that the Company has entered into a Subscription Agreement (“SA”) for the sale of 727,273 common shares of its common stock to certain investors, officers & directors and affiliates (“Investors”) in a private placement that grossed and netted $2 million USD to the Company.

Investors in the private placement include (but are not limited to) Ms. Lan Yang, the wife of Chairman Bruno Wu, and separately, China Telenet Ventures Limited, a vehicle owned and controlled by Mr. Sean Wang, a Wecast Board Director.

Pursuant to the terms of the SA, which was filed with the U.S. Securities and Exchange Commission on May 25, 2017 by Wecast in its current report on Form 8-K, the Company has agreed to sell and issue 727,273 shares of the Company's common stock for $2.75 per share. The $2.75 share price represents the closing bid price on May 19, 2017, the day Wecast entered into the SA with Investors to sell securities.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

Wecast intends to use the US dollar net proceeds for M&A activity and general working capital purposes that require a US dollar denomination.

About Wecast Network, Inc. (http://corporate.wecastnetworkinc.com)

Wecast Network (NASDAQ: WCST) is aiming to be the leading provider of total B2B business solutions for today’s constantly evolving business landscape. With a focus on “BASE” or Blockchain, Artificial Intelligence, Supply Chain & Exchanges, Wecast is organized into three cloud-based categories and business units: Brand, Content & Intellectual Property Cloud, Product Sales Cloud and the Transactional Finance Cloud. With the three clouds functioning both independently and interdependently, Wecast is creating a vertical, transactional and flexible platform for today’s global enterprises.

The Company’s mission and vision is to be the world’s leading cloud-based, total B2B enterprise solution & platform provider that empowers businesses to grow with Big Data technology.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Strategy & Investor Relations

Wecast Network, Inc.

212-206-1216